Exhibit 10.65

One Maritime Plaza

300 Clay Street

San Francisco, CA 94111

January 14, 2013

Mr. Asad Husain

Dear Asad:

I am pleased to confirm our revised offer of employment to join Del Monte Corporation (“Company”), one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products, as Executive Vice President and Chief Human Resources Officer reporting to Dave West, Chief Executive Officer.

This offer is contingent upon your successful passing of a pre-employment drug screen, positive reference and background checks, and your ability to establish your employment eligibility in the United States. Enclosed is a notice outlining documents you will be required to present on your first day of work in order to comply with the Immigration Reform and Control Act of 1986.

As discussed, your beginning salary will be $375,000 per year payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable taxes and deductions. You will also receive a one-time payment of $150,000, payable within thirty days of your date of hire.. This one-time payment is considered supplemental income and will be subject to supplemental tax withholding. Should your employment with the Company terminate, other than pursuant to termination by the Company without cause, within one year of your hire date the gross amount, less applicable taxes must be returned to the Company. You will be asked to sign a promissory note to this effect prior to the receipt of this one-time payment. In addition, you will be eligible to participate in the Company’s Executive Perquisite Plan which currently provides a $36,000 annual executive perquisite allowance at the EVP level, payable on a semi-monthly basis, and you will be eligible for four weeks of vacation.

You will also be eligible to participate in the Company’s Annual Incentive Plan (“Plan”). Your target award will be 62.5% of your eligible compensation under the Plan based on the corporate fiscal year (currently April 30, 2012 – April 28, 2013 for fiscal year 2013). Target awards for this Plan are not guaranteed and your actual award may be greater or less, depending upon your personal performance, the performance of the business overall, and your earned eligible compensation during the fiscal year.

Further, you will be granted an option to purchase 600,000 shares of stock under and subject to the terms of the 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and Its Affiliates and other applicable documents, with a strike price equal to the fair market value of stock on the date of grant. In addition, you will have the right to make an investment of up to $1,000,000 to purchase shares of stock at a purchase price equal to the fair market value of stock on the date of grant within sixty days of your start date, subject to the terms of the applicable management stockholder documents.

In addition, we offer a comprehensive employee benefits program, the provisions of which were provided to you previously.

You are also eligible for our executive relocation program as highlighted in the handbook provided to you previously. As an exception to the eligibility noted in the handbook, you will have 24 months from your date of hire to process your relocation benefits and request reimbursement. It is understood and agreed that, should you voluntarily terminate your employment with the Company within one year of employment, the full amount of your relocation costs will be repaid to the Company. You will be asked to sign a promissory note to this effect when you initiate your relocation.

Should you accept our offer, your employment at Del Monte will at all times be at-will, which means that your employment can be terminated by Del Monte or by you at any time with or without cause and with or without notice. This letter specifies the entire arrangement concerning your employment at Del Monte. Your at-will status may be revised, deleted, or superseded only by a written agreement approved by the appropriate parties and signed by both you and the Chief Executive Officer. By signing this letter below, you acknowledge and agree to all of the terms stated in this letter.

As an officer of the Company, you will be covered under the Company’s Executive Severance Plan (previously provided to you). In the unforeseen event of the termination of your employment with the Company, you will be entitled to severance benefits according to the terms of the Executive Severance Plan.

We are very pleased at the prospect of your joining Del Monte Corporation. Pending successful passing of the pre-employment drug screen and background checks, which normally take between 5-7 business days after receipt of your signed Release, completed Application for Employment form and signed offer letter, we anticipate your start date will on or around February 12013. You will be contacted separately regarding arrangements for your pre-employment drug screen.

We would appreciate a response to our offer of employment by January 15, 2013.

Should you have any questions or wish clarification, please feel free to call me at (415) 247-3460.

Sincerely,

Richard Muto

Executive Vice President and Chief Human Resources Officer

Signed:	/s/ Asad Husain

Dated:	1/28/2013

cc:	D. West